Pricing supplement To prospectus dated April 17, 2026, prospectus supplement dated April 17, 2026 and product supplement no. 3-I dated April 17, 2026	Registration Statement Nos. 333-293684 and 333-293684-01 Dated September 18, 2026 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$500,000 Fixed Coupon Notes Linked to the Common Stock of GE Vernova Inc. due March 23, 2027 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

●The notes will pay a fixed coupon payment at maturity of $122.50 for each $1,000 principal amount note.

●Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred.

●The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

●Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Stock:	The common stock of GE Vernova Inc., par value $0.01 per share (Bloomberg ticker: GEV UN). We refer to GE Vernova Inc. as “GE Vernova.”
Coupon Payments:	Investors will receive a Coupon Payment in an amount equal to $122.50 for each $1,000 principal amount note at maturity, regardless of the performance of the Reference Stock.
Payment at Maturity:

If a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Coupon Payment.

If a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price is less than the Initial Stock Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

[$1,000 + ($1,000 × Stock Return)] + the Coupon Payment

If a Trigger Event has occurred, you will lose more than 15.00% of the principal amount of your notes and could lose all of the principal amount of your notes at maturity.

Trigger Event:	A Trigger Event occurs if the Final Stock Price is less than the Trigger Price.
Stock Return:	(Final Stock Price – Initial Stock Price) Initial Stock Price
Initial Stock Price:	$940.33, which was the closing price of one share of the Reference Stock on the Pricing Date
Trigger Price:	$799.2805, which is an amount that represents 85.00% of the Initial Stock Price
Final Stock Price:	The closing price of one share of the Reference Stock on the Valuation Date
Stock Adjustment Factor:

The Stock Adjustment Factor is referenced in determining the closing price of one share of the Reference Stock and is set initially at 1.0 on the Pricing Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

Pricing Date:	September 18, 2026
Original Issue Date:	On or about September 23, 2026 (Settlement Date)
Valuation Date*:	March 18, 2027
Maturity Date*:	March 23, 2027
CUSIP:	46661PYG6

* Subject to postponement in the event of a market disruption event as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of an acceleration event as described under “General Terms of Notes — Consequences of an Acceleration Event” in the accompanying product supplement and “Selected Risk Considerations — Risks Relating to the Notes Generally — We May Accelerate Your Notes If an Acceleration Event Occurs” in this pricing supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000.00	$5.00	$995.00
Total	$500,000.00	$2,500.00	$497,500.00

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $5.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $986.10 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Product supplement no. 3-I dated April 17, 2026:
https://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf

●Prospectus supplement and prospectus, each dated April 17, 2026:
https://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments —  PS- 1
Fixed Coupon Notes Linked to the Common Stock of GE Vernova Inc.

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes a hypothetical Initial Stock Price of $100.00 and Trigger Price of $85.00, and reflects the Coupon Payment of $122.50. The hypothetical Initial Stock Price and Trigger Price have been chosen for illustrative purposes only and do not represent the actual Initial Stock Price and Trigger Price. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Final Stock Price	Stock Return	Coupon Payment	Payment at Maturity(1)	Total Return at Maturity
$180.00	80.00%	$122.50	$1,122.50	12.25%
$170.00	70.00%	$122.50	$1,122.50	12.25%
$160.00	60.00%	$122.50	$1,122.50	12.25%
$150.00	50.00%	$122.50	$1,122.50	12.25%
$140.00	40.00%	$122.50	$1,122.50	12.25%
$130.00	30.00%	$122.50	$1,122.50	12.25%
$120.00	20.00%	$122.50	$1,122.50	12.25%
$110.00	10.00%	$122.50	$1,122.50	12.25%
$105.00	5.00%	$122.50	$1,122.50	12.25%
$102.50	2.50%	$122.50	$1,122.50	12.25%
$100.00	0.00%	$122.50	$1,122.50	12.25%
$97.50	-2.50%	$122.50	$1,122.50	12.25%
$95.00	-5.00%	$122.50	$1,122.50	12.25%
$90.00	-10.00%	$122.50	$1,122.50	12.25%
$85.00	-15.00%	$122.50	$1,122.50	12.25%
$84.99	-15.01%	$122.50	$972.40	-2.76%
$80.00	-20.00%	$122.50	$922.50	-7.75%
$70.00	-30.00%	$122.50	$822.50	-17.75%
$60.00	-40.00%	$122.50	$722.50	-27.75%
$50.00	-50.00%	$122.50	$622.50	-37.75%
$40.00	-60.00%	$122.50	$522.50	-47.75%
$30.00	-70.00%	$122.50	$422.50	-57.75%
$20.00	-80.00%	$122.50	$322.50	-67.75%
$10.00	-90.00%	$122.50	$222.50	-77.75%
$0.00	-100.00%	$122.50	$122.50	-87.75%

(1) A Trigger Event occurs if the Final Stock Price is less than the Trigger Price.

JPMorgan Structured Investments —  PS- 2
Fixed Coupon Notes Linked to the Common Stock of GE Vernova Inc.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the total payment at maturity in different hypothetical scenarios is calculated.

Example 1: The price of one share of the Reference Stock increases from the Initial Stock Price of $100.00 to a Final Stock Price of $110.00. A Trigger Event has not occurred.

Because the Final Stock Price of $110.00 is greater than the Initial Stock Price of $100.00, regardless of the Stock Return, the investor receives a payment at maturity of $1,122.50 per $1,000 principal amount note, calculated as follows:

$1,000 + $122.50 = $1,122.50

Example 2: The price of one share of the Reference Stock decreases from the Initial Stock Price of $100.00 to a Final Stock Price of $85.00. A Trigger Event has not occurred.

Although the Reference Stock has depreciated, because the Final Stock Price of $85.00 is less than the Initial Stock Price of $100.00 but equal to or above the Trigger Price of $85.00, the investor receives a payment at maturity of $1,122.50 per $1,000 principal amount note, calculated as follows:

$1,000 + $122.50 = $1,122.50

Example 3: The closing price of one share of the Reference Stock decreases from the Initial Stock Price of $100.00 to a Final Stock Price of $40.00. A Trigger Event has occurred.

Because the Final Stock Price of $40.00 is less than the Initial Stock Price of $100.00 by more than the Trigger Price of $85.00 and the Stock Return is -60.00%, the investor receives a payment at maturity of $522.50 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -60.00%)] + $122.50 = $522.50

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —  PS- 3
Fixed Coupon Notes Linked to the Common Stock of GE Vernova Inc.

Selected Purchase Considerations

●COUPON PAYMENT AT MATURITY — Investors will receive a Coupon Payment of $122.50 per $1,000 principal amount note at maturity, regardless of the performance of the Reference Stock. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

●THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — We will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if a Trigger Event has occurred, you will lose some or all of the principal amount of your notes at maturity.

●RETURN DEPENDENT ON A SINGLE REFERENCE STOCK — The return on the notes is linked to the performance of a single Reference Stock, which is the common stock of GE Vernova. For additional information see “The Reference Stock” in this pricing supplement.

●TAX TREATMENT — This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying prospectus supplement under “United States Federal Taxation” and as more fully described under “United States Federal Taxation — Program Securities Treated as Units Each Comprising a Put Option and a Deposit.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In the opinion of our counsel, Latham & Watkins LLP, it is reasonable under current law to treat the notes for U.S. federal income tax purposes as a cash-settled put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the note (the “Deposit”). However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the notes. Our counsel’s opinion is based on market conditions as of the date of this pricing supplement.

Under this treatment:

oa portion of any coupon paid with respect to the notes will be attributable to interest on the Deposit; and

othe remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

With respect to the coupon payment you receive, $20.80 of the $122.50 coupon payment for each $1,000 principal amount note will be treated as an interest payment, and $101.70 of the $122.50 coupon payment for each $1,000 principal amount note will be treated as payment for the Put Option for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the IRS could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.

Assuming the treatment of a note as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the notes.

Under this treatment, upon a redemption of the notes (including at maturity), you should recognize short-term capital gain or loss equal to the difference between (i) the sum of the cash received on redemption or maturity and the aggregate Put Premium previously received, if any (including the Put Premium received upon redemption) and (ii) your tax basis in the notes. If you dispose of the notes prior to their maturity (or earlier redemption, if applicable), your treatment should generally be the same as described immediately above, except to the extent of any amount of accrued but unpaid portion of the coupon paid with respect to the notes attributable to interest on the Deposit, if any, which will be treated as ordinary interest income. Your tax basis in a note generally will be equal to the amount that you paid for the note.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein. For example, the entire coupon could be treated as ordinary income at the time received or accrued.

Alternatively, the notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the notes and potential changes in applicable law.

JPMorgan Structured Investments —  PS- 4
Fixed Coupon Notes Linked to the Common Stock of GE Vernova Inc.

Non-U.S. Holders. Subject to the discussion below and in the accompanying prospectus supplement, in general, we currently do not intend to treat any coupon paid to a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements to establish the Non-U.S. Holder’s status as a non-United States person. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2027 that do not have a “delta” of one with respect to any U.S. equity. Based on certain determinations made by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (to the extent of the Deposit or to the extent that the notes are recharacterized as debt instruments) apply to amounts treated as interest on the Deposit (or otherwise paid with respect to the notes), as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Taxation” in the accompanying prospectus supplement.

The preceding discussion, when read in combination with that section, constitutes the full opinion of Latham & Watkins LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

●YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If a Trigger Event has occurred, you will lose an amount equal to 1% of the principal amount of your notes at maturity for every 1% that the Final Stock Price is less than the Initial Stock Price. Under these circumstances, you will lose more than 15.00% of your principal amount at maturity.

●The Appreciation Potential of the Notes Is Limited, and You Will Not Participate in Any Appreciation of the Reference Stock — The appreciation potential of the notes is limited to the Coupon Payment, regardless of any appreciation of the Reference Stock, which may be significant. You will not participate in any appreciation of the Reference Stock. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.

●CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT ACTIVITIES AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside

JPMorgan Structured Investments —  PS- 5
Fixed Coupon Notes Linked to the Common Stock of GE Vernova Inc.

from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.

●NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

●SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

●VOLATILITY RISK — Greater expected volatility with respect to the Reference Stock indicates a greater likelihood as of the Pricing Date that the Final Stock Price could be less than the Trigger Price on the Valuation Date. The Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of one share of the Reference Stock could fall sharply during the term of the notes, which could result in your losing some or all of your principal amount at maturity.

●LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

●WE MAY ACCELERATE YOUR NOTES IF AN ACCELERATION EVENT OCCURS— Upon the announcement or occurrence of an acceleration event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined by the calculation agent in good faith and in a commercially reasonable manner by reference to the values of any fixed-income debt component and any derivatives underlying the economic terms of the notes as of the date of the notice of acceleration. An acceleration event means a Reference Stock is no longer listed or admitted to trading on its relevant exchange and the calculation agent determines, in its sole discretion, that no Replacement Reference Stock (as defined in the accompanying product supplement) is available. If the payment on your notes is accelerated, your investment may result in a loss, and you may not be able to reinvest your money in a comparable investment. Please see "The Underlyings — Reference Stocks — Delisting of a Reference Stock or Nationalization of a Reference Stock Issuer" in the accompanying product supplement for more information.

Risks Relating to Conflicts of Interest

●POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with GE Vernova, including extending loans to, or making equity investments in, GE Vernova or providing advisory services to GE Vernova. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to GE Vernova, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

JPMorgan Structured Investments —  PS- 6
Fixed Coupon Notes Linked to the Common Stock of GE Vernova Inc.

●THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

●SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Reference Stock.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

JPMorgan Structured Investments —  PS- 7
Fixed Coupon Notes Linked to the Common Stock of GE Vernova Inc.

Risks Relating to the Reference Stock

●NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We assume no responsibility for the adequacy of the information about the Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

●LIMITED TRADING HISTORY — The Reference Stock commenced trading on the New York Stock Exchange on April 2, 2024 and therefore has limited historical performance. Accordingly, historical information for the Reference Stock is available only since that date. Past performance should not be considered indicative of future performance.

●THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY— The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments —  PS- 8
Fixed Coupon Notes Linked to the Common Stock of GE Vernova Inc.

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on GE Vernova is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, GE Vernova operates in the electric power industry, with products and services that generate, transfer, orchestrate, convert and store electricity. The common stock of GE Vernova, par value $0.01 per share (Bloomberg ticker: GEV UN), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of GE Vernova in the accompanying product supplement. Information provided to or filed with the SEC by GE Vernova pursuant to the Exchange Act can be located by reference to SEC file number 001-41966, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly historical closing prices of one share of the Reference Stock from April 2, 2024 through September 18, 2026. The Reference Stock commenced trading on the New York Stock Exchange on April 2, 2024, and therefore has limited historical performance. The closing price of one share of the Reference Stock on September 18, 2026 was $940.33. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the Valuation Date. There can be no assurance that the performance of the Reference Stock will result in the return of any of your principal amount.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as

JPMorgan Structured Investments —  PS- 9
Fixed Coupon Notes Linked to the Common Stock of GE Vernova Inc.

assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stock” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes and plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

Validity of the Notes and the Guarantee

In the opinion of Latham & Watkins LLP, as special product counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special product counsel expresses no opinion as to (x) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of the JPMorgan Chase & Co.’s obligation under the related guarantee or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2026, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2026.

JPMorgan Structured Investments —  PS- 10
Fixed Coupon Notes Linked to the Common Stock of GE Vernova Inc.